Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

FRANCIS D. JOHN	§
	§	C.A. No. H-06-cv-1716
v.	§
§
KEY ENERGY SERVICES, INC.	§

Settlement Agreement

Effective June 20, 2007, Francis D. John (“John”) and Key Energy Services, Inc. (“Key”) have agreed to settle all disputes between them as follows.

1.                                       Key will pay John $23 million on or before 10 business days after the date on which John signs this Settlement Agreement.  This is the total amount of money (and other things of value) that Key will pay in connection with this Settlement Agreement. Key will wire the $23 million to the following account:

Gibbs & Bruns, L.L.P. IOLTA Account

Beneficiary Bank:  JPMorgan Chase

ABA #:  021000021

Beneficiary Account # 1824138364

John agrees and understands that he is fully responsible for all tax obligations, if any, on any consideration or payment made pursuant to this Settlement Agreement and that he exclusively shall be liable for the payment of any and all federal, state and local taxes which may be determined to be due as a result of any consideration or payment made pursuant to this Settlement Agreement.  John further agrees and hereby represents that he shall pay such taxes, if any, at the time and in the amount required of him.  John further agrees to fully indemnify and hold harmless Key from payment of any and all taxes, interest or penalties that may be required of Key by any government agency or taxing authority at any time that may be assessed against Key in connection with any payment to John or consideration received by John pursuant to this Settlement Agreement.  This indemnity shall not apply to any additional taxes, interest, or penalty assessed against Key as a direct result of Key’s mischaracterization of the payments on Key’s tax returns.  John further acknowledges that neither Key, nor any of its representatives or attorneys, have made any promise, representation or warranty, express or implied, regarding the tax consequences of any consideration or payment made to John pursuant to this Settlement Agreement.

2.                                       On June 21, 2007, Key and John jointly will notify the Court that the parties have signed a settlement agreement.  Within 3 business days of the day on which Key pays John, Key and John will dismiss with prejudice all of their claims against each other and will submit a joint proposed order to the Court dismissing with prejudice all claims in the above-captioned lawsuit.

3.                                       There currently is no employment or consulting relationship or agreement, any agreement regarding stock options, or any other kind of agreement between Key and John.  Any such relationship or agreement, whether written or oral, has been terminated.

4.                                       Key is entitled to disclose and comment on this settlement through a press release, a Form 8-K or other SEC filing, and through other normal means.  John and John’s counsel are entitled to tell their friends, family and professional advisors about this settlement, but may not issue a press release, make internet postings, or otherwise make any widespread public disclosure or comment about this settlement, except to the extent necessary to correct factual inaccuracies in the aforementioned disclosures (if any) by Key.

5.                                       Each party will bear its own attorneys’ fees, expenses, and costs of any kind related to this litigation.

6.                                       John (individually and on behalf of John’s spouse, heirs, beneficiaries, agents, estates, executors, administrators, personal representatives, successors and assigns, and anyone else who claims rights against Key through or as a result of any relationship with John) forever and irrevocably unconditionally releases, discharges, acquits, and covenants not to sue Key (including Key and all its subsidiaries, affiliates, divisions, partners, coventurers, agents, members, principals, auditors, insurers, lenders, and any past or present officer, director, shareholder, employee, predecessor, successor, assignee, representative or attorney of any company, entity or person covered by this release) for, from and of any and all claims, demands, suits, whether known or unknown, asserted or unasserted, suspected or unsuspected, regardless of the legal theory, existing now or arising in the future out of events that exist now, and related to the events and transactions which are the subject matter of this case, but only with respect to or by reason of any event, known or unknown, which occurred prior to the date that John executes this Agreement.  Notwithstanding any suggestion to the contrary in the list of releasing parties above, John states that he has no authority to, and does not purport to, release any claims on behalf of Jane John (or Jane Guggenheim).

This release includes but is not limited to a release and discharge of Key (as defined above) of and from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever, known or unknown, in tort, contract, by statute (including but not limited to any state’s wage payment collection laws), or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys’ fees), reimbursements of costs of any kind, including but not limited to, any and all claims, demands, rights and/or causes of action, including breach of contract, breach of fiduciary duty, mismanagement, gross mismanagement, corporate waste, abuse of control, unjust enrichment, breach of the duty of confidentiality, tortious interference with contract, negligence, misrepresentation, fraud, defamation, libel, civil conspiracy, false light, invasion of privacy, actions which might arise out of allegations relating to the December 2003 Third Amended and Restated Employment Agreement, the 2003 Long-Term Share Incentive Plan (also sometimes referred to as the 2003 Restricted Stock Plan), the 1997 Incentive Plan (or any other Incentive Plan), any written or oral employment agreement, any written or oral consulting agreement, any written or oral agreement relating to stock options or other incentive compensation, any written or oral incentive plan, any written or oral option plan, or any other aspect of John’s employment or consulting relationship with Key including matters relating to purported employment discrimination or civil rights violations or compensation or violations of the OWBPA, which John might have or assert against Key, but only with respect to or by reason of any event, known or unknown, which occurred prior to the date that John executes this Agreement.

This broad release includes but is not limited to a release of all claims of any kind relating in any way to John’s assertion that Key owes him compensation of any kind, whether cash, securities, stock, restricted stock, stock options, benefits, expense reimbursement, or any other kind of payment or compensation.

7.                                       Key (on its own behalf and on behalf of its subsidiaries, affiliates, divisions, partners, agents, principals, officers, directors, shareholders, employees, predecessors, successors, and assignees)  forever and irrevocably unconditionally releases, discharges, acquits, and covenants not to sue John (and his heirs, executors, administrators, representatives, attorneys, and permitted assigns), for, from and of any and all claims, demands, suits, whether known or unknown, asserted or unasserted, suspected or unsuspected, regardless of the legal theory, existing now or arising in the future out of events that exist now, and related to the events and transactions which are the subject matter of this case, but only with respect to or by reason of any event, known or unknown, which occurred prior to the date that Key executes this Agreement.  This release includes but is not limited to a release and discharge of John (as defined above) of and from any and all debts, obligations (including but not limited to those related to a “Retention Incentive Bonus” as defined in paragraph 2(d) of the Third Amended and Restated Employment Agreement), claims, demands, judgments or causes of action of any kind whatsoever, known or unknown, in tort, contract, by statute (including but not limited to any state’s wage payment collection laws), or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys’ fees), reimbursements of costs of any kind, including but not limited to, any and all claims, demands, rights and/or causes of action, including breach of contract, breach of fiduciary duty, mismanagement, gross mismanagement, corporate waste, abuse of control, unjust enrichment, breach of the duty of confidentiality, tortious interference with contract, negligence, misrepresentation, fraud, defamation, libel, civil conspiracy, false light, invasion of privacy, actions which might arise out of allegations relating to the December 2003 Third Amended and Restated Employment Agreement (or any other written or oral employment agreement), the 2003 Long-Term Share Incentive Plan (also sometimes referred to as the 2003 Restricted Stock Plan), the 1997 Incentive Plan (or any other Incentive Plan), any written or oral employment agreement, any written or oral consulting agreement, any written or oral agreement relating to stock options or other incentive compensation, any written or oral incentive plan, any written or oral option plan, or any other aspect of John’s employment or consulting relationship with Key including matters relating to purported employment discrimination or civil rights violations or compensation, which Key might have or assert against John, but only with respect to or by reason of any event, known or unknown, which occurred prior to the date that Key executes this Agreement.

8.                                       Notwithstanding the broad mutual releases in paragraphs 6 and 7 above, the parties agree as follows:

(a)  The releases in this Settlement Agreement do not alter in any way the existing status of John’s rights against Key (if any) for indemnity, contribution, or rights to insurance coverage in connection with the pending consolidated securities class action lawsuits, the pending shareholder derivative actions, or any other existing or future lawsuits brought by any third-party plaintiff against John in his official capacity as an officer or director of Key, except for the “Jane John” lawsuit which is addressed more specifically in the following subparagraph.

(b)  With respect to the lawsuit styled Jane John v. Francis D. John and Key Energy Services, Inc., No. 06-9580-24-1, In the Court of Common Pleas of Bucks County, Pennsylvania, the parties agree that:

(1)  Each party shall bear its own attorney’s fees and other expenses of litigation without indemnity from the other party.

(2)  Key shall indemnify John with respect to damages (but not with respect to attorney’s fees and other expenses of litigation) attributable to any alleged breach of Jane John’s stock option agreements.

(3)  John shall indemnify Key with respect to damages (but not with respect to attorney’s fees and other expenses of litigation) attributable to any and all other aspects of Jane John’s current and future claims, including any and all current and future claims relating to any marital property issues..

(4)  Without compromising their respective positions, the parties will attempt to cooperate with each other in the defense and resolution of the Jane John litigation.

9.             John agrees to the following:

(a)  John shall not, without the express written consent of Key’s Chief Executive Officer, directly or indirectly communicate or divulge to, or make available to, or use of his own benefit or for the benefit of, any competitor or any other person or entity, any of Key’s trade secrets, proprietary data or other confidential information (hereafter collectively referred to as “confidential information”), which confidential information was communicated to or otherwise learned or acquired by John during his employment relationship with Key or through the above-captioned litigation, except that John may disclose confidential information only to the extent that disclosure is required (i) at Key’s direction or (ii) by a court or other governmental agency of competent jurisdiction. As long as such matters remain confidential information, John shall not use such confidential information in any way or in any capacity other than as expressly consented to in writing by Key’s Chief Executive Officer.  Such “confidential information” includes, but is not limited to, personnel information, ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, design specifications, writings and other works of authorship, computer programs, financial information, accounting information, marketing plans, customer lists and data, business plans or methods and the like, that relate in any manner to the actual or anticipated business of Key.

(b) Except as otherwise addressed by paragraph 16 of this Settlement Agreement, John agrees that all records, drawings, data, samples, models, correspondence, manuals, notes, reports, notebooks, proposals, and any other documents concerning Key’s customers or products or services or other technical or business information used by Key and any other tangible materials or copies or extracts of tangible materials regarding Key’s operations or business, received by John during his employment with Key are, and shall be, the property of Key exclusively.  John agrees to immediately return to Key or destroy (and provide a letter to Key certifying the destruction within 30 days of the date on which John signs this Settlement Agreement) all of the material mentioned above, including writing notes, memoranda or notes taken by John and all tangible materials, including, without limitation, correspondence, drawings, blueprints, letters, notebooks, reports, flow-charts, computer programs and data proposals.  No copies will be made by John (or, if copies already have been made or originals already are possessed, then no such copies or originals may be retained by John or his attorneys or other representatives) of any such confidential information, whether or not developed by John. (c) John agrees that all work product conceived, created or developed by John either solely or jointly with others in the course or as a result of his employment with Key is proprietary to Key and constitutes confidential information subject to this Agreement.  John further agrees that Key is the sole owner of all such work product.

(d) John agrees that, for a period of two years from the date he signs this Settlement Agreement, he will not, directly or indirectly, without Key’s prior written consent, participate or engage in, whether as a director, officer, employee, advisor, consultant, investor, lender, stockholder, partner, joint venturer, owner or in any other capacity, any business which was being conducted by Key or any of its affiliated companies, as of  the date of the Settlement Agreement, (“Competitive Business”) in any state of the United States of America, Latin America or other geographic market area in which Key or any of its affiliated companies conducts business (the “Competitive Market Area”); provided, however, that John shall not be deemed to be participating or engaging in any Competitive Business solely by virtue of his ownership of not more than five percent of any class of stock or other securities which is publicly traded on a national securities exchange or in a recognized over-the-counter market.

(e)  John agrees that, for a period of two years from the date he signs this Settlement Agreement, he will not, without Key’s prior written consent, (i) solicit the service of or employ any employee (other than any person who acted as a personal assistant to John) of Key or its subsidiaries for his benefit or for the benefit of any person or entity other than Key, (ii) induce any such employee to leave employment with Key or its subsidiary, or (iii) employ or cause any other person or entity other than Key to employ any such former employee of Key whose termination of employment with Key or its subsidiary occurred less than six (6) months prior to such employment by John or such other person or entity.

(f)  John agrees that, for a period of two years from the date he signs this Settlement Agreement, he will not, without Key’s prior written consent, (i) induce or attempt to induce any customer, supplier or contractor of Key or its subsidiary to terminate or breach any agreement or arrangement with Key or otherwise to cease doing business with Key, or (ii) induce or attempt to induce any customer, supplier or contractor of Key or its subsidiary not to enter into any agreement or arrangement with, or not to do business with, Key or its subsidiary.

10.                                       John further agrees and acknowledges that a portion of the consideration to be paid by Key to him pursuant to this Agreement is in consideration of the covenants under  paragraph 9 and that such consideration is fair and adequate, and John agrees that any breach or anticipatory breach by him of any of the provisions of paragraph 9 would cause Key or its subsidiary irreparable injury not compensable by monetary damages alone.  John agrees that in any such event, Key or its subsidiary shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, without the necessity of showing irreparable injury, and without the posting of any bond, by a court of competent jurisdiction (and such an injunction suit is an exception to the dispute resolution mechanism in paragraph 12 below).

11.                                       Each signatory to this Settlement Agreement has the authority to bind the party for whom that signatory acts.

12.                                       If one or more disputes arise with regard to the interpretation or performance of any part of this Settlement Agreement, any such dispute will be resolved exclusively by arbitration in Houston, Texas before a single arbitrator who is a licensed attorney in Texas.  The parties will share the arbitrator’s fees and costs equally.  The parties consent to this process and waive any rights they may have to raise any such dispute in court.

13.                                 The parties acknowledge and agree that neither party has admitted or shall be construed as having admitted any liability to the other or any violation of rights, law statute, duty or contract.  The parties deny any such admission, liability or violation.

14.                                 The words written in this Settlement Agreement comprise the entire agreement of the parties.  This Settlement Agreement sets forth the entire fully integrated agreement between the parties and fully supersedes any and all prior written or oral agreements, understandings, promises, or representations between the parties.

15.                                 The parties acknowledge and agree that they have not relied on any representation or statement made by the other party (or any agent, attorney, or representative of the other party) relating in any way to the subject matter, basis, reasonableness, or effect of this Settlement Agreement or any part of this Settlement Agreement.  The parties have entered into this Settlement Agreement freely and without duress and have done so after full opportunity to consult with the counsel and other professionals of their choice.  The parties and their counsel carefully have reviewed this Settlement Agreement prior to its execution.

16.                                 Consistent with paragraph 10 of the October 11, 2006 Order Re Protection and Exchange of Discovery Materials, within ten  business days of the date on which John signs this Settlement Agreement, John will return to Key all Discovery Material, as defined in the October 11, 2006 Order.  Key will store the Discovery Material that John returns in a segregated place until such time as John no longer is subject to a pending formal request for production in another proceeding or forum (as set forth in paragraph 11 of the October 11, 2006 Order), and Key will provide John’s counsel with a letter confirming that Key will store such Discovery Material unaltered in a segregated place and that John has the legal right to access such Discovery Material to the extent necessary to comply with any order by a court of competent jurisdiction to produce such documents to a third party.

17.                                 Key will not attempt to exercise any control over or interfere with John’s roll-over of his personal 401K Retirement account.

18.                                 The parties jointly drafted this Settlement Agreement and it shall not be construed against either party.

19.                                 This Settlement Agreement was negotiated in Texas, with the involvement of Texas counsel, and with the involvement of a Texas mediator.  This Settlement Agreement shall be governed by and interpreted in accordance with Texas law.  If any lawsuit is brought to enforce any rights under this Agreement (no such suit should be brought in light of the dispute mechanism above), then any such lawsuit must be brought in a state or federal court located in Houston, Texas, and may not be brought anywhere else.

20.                                 This Settlement Agreement may be signed in counterparts, and the signature pages may be exchanged via pdf/email.

ACCEPTED AND AGREED IN ALL RESPECTS:

/s/ Newton W. Wilson, III	Signed on June 20, 2007
Newton W. Wilson, III
Senior Vice President and General Counsel
Key Energy Services, Inc.

/s/ Francis D. John	Signed on June 20, 2007
Francis D. John